EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-211651, 333-206567, 333-188954, 333-167174, 333-129866, 333-43820 and 333-65989) of Avon Products, Inc. of our report dated February 23, 2016, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in the composition of reportable segments as discussed in Note 12 and the effects of the change in presentation of debt issuance costs as discussed in Note 2, as to which the date is October 11, 2016, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
October 11, 2016